Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-232149 and No. 333-231575) on Form S-8 of Bar Harbor Bankshares and Subsidiaries of our report dated March 14, 2022, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Bar Harbor Bankshares and Subsidiaries, appearing in this Annual Report on Form 10-K of Bar Harbor Bankshares and Subsidiaries for the year ended December 31, 2021.

/s/ RSM US LLP

Boston, Massachusetts

March 14, 2022